Exhibit 99.1



        Sapient Receives Nasdaq Notice Regarding Missed Form 10-Q Filing


     CAMBRIDGE, Mass.--(BUSINESS WIRE)--Aug. 18, 2006--Sapient Corporation (Nasdaq: SAPE) today announced that it received a written Staff Determination letter from the Listings Qualifications department of The Nasdaq Stock Market stating that Sapient is not in compliance with Nasdaq Marketplace Rule 4310(c)(14).
     As anticipated, the letter was issued in accordance with Nasdaq procedures when Sapient did not file its Quarterly Report on Form 10-Q for the period ended June 30, 2006. The letter stated that The Nasdaq Stock Market will suspend trading of Sapient's common stock at the opening of business on August 23, 2006 unless Sapient requests a hearing with the Listing Qualifications panel in accordance with Nasdaq Marketplace Rules. In response, Sapient will request a hearing, which will stay the suspension of Sapient's common stock pending the decision of the panel.
     As previously announced on August 8, 2006, the Audit Committee of Sapient's Board of Directors is conducting an internal review of Sapient's stock-based compensation grant practices. Sapient expects to file the Form 10-Q for the period ending June 30, 2006 as soon as is practicable after the internal review is complete.

     About Sapient

     Sapient helps clients innovate their businesses in the areas of marketing, business operations, and technology. Leveraging a unique approach, breakthrough thinking, and disciplined execution, Sapient leads its industry in delivering the right business results on time and on budget. Sapient works with clients that are driven to make a difference, including BP, Essent Energie, Harrah's Entertainment, Hilton International, Janus, National Institutes of Health (NIH), Sony Electronics, the U.S. Marine Corps, and Verizon.
     Founded in 1990, Sapient is headquartered in Cambridge, Massachusetts, and operates across North America, Europe, and India. More information about Sapient can be found at www.sapient.com.

     Sapient is a registered service mark of Sapient Corporation.


     CONTACT: Media Contact:
              Cubitt, Jacobs, & Prosek
              Carrie Kalish, +1 212-279-3115 x202
              carrie@cjpcom.com